Exhibit 10.16

GENERAL DYNAMICS CORPORATION

SUPPLEMENTAL RETIREMENT PLAN

Effective January 1, 1983

Restated effective January 1, 2002

and conformed to include amendments through January 1, 2007

SECTION 1

INTRODUCTION AND PLAN HISTORY

1.01 Introduction. This Plan is maintained so as to strengthen the ability of the Corporation to attract and retain persons of outstanding competence upon which, in large measure, continued growth and profitability depend.

The Plan is intended to supplement any benefits that may be provided under any plans of the Corporation and its Subsidiaries, as they may be in effect from time to time, that are qualified under Section 401 of the Internal Revenue Code of 1986. The Corporation shall not be required to fund, in any way, any of the benefits provided under this Plan prior to the time payments become due to persons hereunder.

The Plan is intended to be an excess benefit plan within the meanings of Sections 3(36) and 201(7) of ERISA and an unfunded deferred compensation plan for a select group of management or highly compensated employees within the meanings of Sections 201 (2), 30l(a)(3) and 401(a)(4) of ERISA and shall be construed and interpreted accordingly.

1.02 Effective Date. The Plan was established January 1, 1983, and previously amended and restated as of January 1, 1989. The effective date of the amendment and restatement of the Plan as set forth herein is January 1, 2002, except as otherwise provided in the Plan or an Appendix attached to this document.

1.03 Plan Appendices and Exhibits. From time to time, the Corporation may adopt Exhibits to the Plan for the purpose of setting forth specific provisions of this Plan. In addition, the Corporation may from time to time adopt Appendices to this Plan for the purpose of providing documentation necessary to determine benefits under the Plan for certain employee groups. Each such Exhibit or Appendix shall be attached to and form a part of the Plan. Each such Exhibit or Appendix shall specify the Employing Unit to which it applies and shall supersede the provisions of the Plan document to the extent necessary to eliminate any inconsistencies between the Plan document and such Exhibit or Appendix.

1.04 Prior Provisions. The provisions of this Plan shall apply only to Employees who shall terminate active employment on or after the effective date of this Plan. Employees prior to January 1, 2002, who continue in active employment after January 1, 2002, shall continue to maintain their rights and benefits hereunder. The rights and benefits, if any, of an Employee who terminates active employment prior to January 1, 2002 (including Employees who were on layoff or were otherwise absent from service as of January 1, 2002 and who do not return to active employment prior to their respective severance from service dates), shall be determined in accordance with the provisions of the plans as they were in effect on the date of such termination from active employment except as specifically indicated herein.

SECTION 2

DEFINITIONS

Where the following words and phrases appear in the Plan, they shall have the respective meanings set forth below, unless the context clearly indicates to the contrary. Some of the words and phrases used in the Plan are not defined in this Section 2, but, for convenience, are defined as provided in an Appendix or Exhibit or as they are introduced into the text.

2.01 Actuarial Equivalent Value. “Actuarial Equivalent Value” shall mean an amount determined by an Actuary that is of the equivalent value to the aggregate amounts expected to be received under different forms of payment under the Plan and based on actuarial assumptions adopted under the Defined Benefit Plan in which the Plan Participant benefits; provided however, for purposes of determining a lump sum value where no lump sum payment option, other than the small benefit cashouts described in Section S5.5 of the Master Supplement Retirement Plan, is available under the Defined Benefit Plan, the lump sum value shall be actuarially determined based on the 1984 Unisex Pension mortality table (UP-84 Table) with 7% per annum compound interest.

2.02 Actuary. “Actuary” shall mean one or more actuaries chosen by the Corporation, who shall be independent of the Corporation, and qualified through Fellowship in the Society of Actuaries or a firm with such actuaries on its staff.

2.03	Code. “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

2.04 Corporation. “Corporation” shall mean General Dynamics Corporation, a Delaware corporation, and any successor thereof.

2.05 Defined Benefit Plan. “Defined Benefit Plan” shall mean any Retirement Plan maintained by the Corporation or its Subsidiaries other than a Defined Contribution Plan as its specific benefit structure is defined with respect to a group of covered employees. Defined Benefit Plans covered by this Plan are listed in Appendix A.

2.06 Defined Contribution Plan. “Defined Contribution Plan” shall mean a Retirement Plan which provides for an individual account for each covered Employee and for benefits based solely upon the amount contributed to the Employee’s account, and any income, expenses, gains and losses, and any other amounts which may be allocated to such account. This definition includes, but is not limited to, the General Dynamics Savings and Stock Investment Plan and Hourly Employee Savings and Stock Investment Plan and such other plans as may be established from time to time.

2.07 Employee. “Employee” shall mean any person regularly employed as a full-time salaried or hourly employee by the Corporation or its Subsidiaries in any capacity including officers (and also including directors who regularly render services to the Corporation or its Subsidiaries as regular full-time employees), and who is not covered by a collective bargaining agreement unless coverage under this Plan has been extended by negotiated agreement to Employees covered by the terms of such agreements. Individuals not initially treated and classified by the Corporation as common-law employees, including, but not limited to, leased employees, independent contractors or any other contract employees, shall be excluded from participation irrespective of whether a court, administrative agency or other entity determines that such individuals are common-law employees.

2.08 Employing Unit. “Employing Unit” shall mean any Subsidiary or affiliate of the Corporation or any economic or organizational or locational division or unit thereof which is set forth in the Appendices to the Plan.

2.09	ERISA. “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

2.10 Participant. “Participant” shall mean an Employee who satisfied the eligibility criteria described in Section 3.01, 4.01 or an Appendix.

2.11 Plan. “Plan” shall mean the Supplemental Retirement Plan effective January 1, 1983, and restated as set forth herein effective January 1, 2002, as it shall be amended from time to time and its Appendices and Exhibits.

2.12 Prior Plan. “Prior Plan” shall mean the General Dynamics Corporation Supplemental Retirement Plan effective January 1, 1983, and restated January 1, 1989.

2.13 Retirement Plan. “Retirement Plan” shall mean any plan, fund, or program which was heretofore or is hereafter established or maintained by the Corporation and/or its Subsidiaries and which is qualified under Code Section 401 to the extent that by its express terms or as a result of surrounding circumstances such plan, fund or program:

(a)	provides retirement income to Employees; or

(b)	results in a deferral of income by Employees for periods extending to the termination of covered employment or beyond,

regardless of the method of calculating the contributions made to the plan, the method of calculating the benefits under the plan or the method of distributing benefits from the plan.

2.14 Subsidiary. “Subsidiary” shall mean any subsidiary of the Corporation authorized by the Corporation to participate in this Plan with respect to their Employees and of which the Corporation owns, directly or indirectly fifty percent (50%) or more of the outstanding voting stock.

SECTION 3

SUPPLEMENTAL BENEFITS DUE TO LIMITATIONS UNDER DEFINED BENEFIT PLANS

3.01 Participation. Eligibility for participation for any benefits provided under this Section 3 shall be extended to Employees covered under a benefit structure identified in Appendix A either who are members of a select group of management or highly compensated employees with benefits payable under such benefit structure restricted due to the limitations of Code Section 401(a)(17) or whose benefits payable thereunder are restricted due to Code Section 415 limitations.

Notwithstanding the preceding paragraph, an Employee shall not be eligible for a benefit under Section 3 if such Employee is eligible for benefits under an Appendix (other than Appendix A) or an agreement with the Corporation or its Subsidiaries where such Appendix or agreement provides benefits in lieu of benefits described in this Section 3 unless such Appendix or agreement provides otherwise.

3.02 Benefit. The benefit payable to or on behalf of a Participant eligible under Section 3.01 shall be an amount equal to the excess, if any, of (a) over (b) as follows:

(a)	The total that would have been provided to the Participant under the various Defined Benefit Plans of which he is a member without regard to the limitations of Code Sections 415 or 401(a)(17) and payable in the form of benefit elected by the Participant under the Defined Benefit Plans in which he is a member,

(b)	The maximum benefit as determined under Code Sections 415 or 401(a)(17) actually payable in the form elected by the Participant under the various Defined Benefit Plans of which he is a member.

However, calculation of this benefit shall reflect any restrictions and/or modifications described in Appendix A that may be applicable to the Participant.

3.03 Payment of Benefits. Except as otherwise described in the Appendix A, any benefits payable pursuant to this Section 3 shall be paid under the same conditions, restrictions and options as would apply to the benefits if they were provided by the Defined Benefit Plans of which the Participant was a member, at the time of his retirement, pursuant to the optional forms of payment actually selected by the Participant under those Defined Benefit Plans. Notwithstanding the preceding sentence and subject to Section 5.05, except as otherwise provided in Appendix D, if the Defined Benefit Plan(s) of which the Participant was a member permits a lump sum distribution option, a lump sum shall be available to such Participant under this Plan only if the Participant elects the lump sum distribution option prior to such Participant’s termination of employment.

3.04 Modification. If, after commencement of monthly benefit payments under the Plan, the amount of monthly payments to which the Participant is entitled under the Defined Benefit Plan is increased by reason of an increase in the limitations under Code Section 415 or 401(a)(17), the amount of the monthly payments to which he is entitled under the Plan will be decreased by the amount of monthly payment increase under the Defined Benefit Plan.

SECTION 4

SPECIAL SUPPLEMENTAL BENEFITS

4.01 Participation. Recognizing the need to make special retirement and other compensation or employee benefit provisions for certain Employees of Employing Units, the Corporation may, from time to time and in its best judgment, designate groups of select management or highly compensated employees as being eligible to receive additional benefits, substitute benefits, or more restrictive benefits than are found in Section 3 of the Plan. Any such Employees or groups of Employees shall be described in Appendices attached to this Plan or in other agreements with the Corporation or its Subsidiaries.

Such Employees shall not be eligible for a benefit under Section 3.02 to the extent such appendices or agreements provide for benefits in lieu of benefits described in Section 3 unless such Appendix or agreement provides otherwise. For those Employees with individual agreements, unless expressly provided in the agreement, the provisions of this Plan shall not apply to the benefit attributable to such agreement.

4.02 Benefits. Such benefits may be provided only to select management or highly compensated employees in such amounts as the Corporation determines are appropriate.

SECTION 5

MISCELLANEOUS PROVISIONS

5.01 Construction. In the construction of the Plan the masculine shall include the feminine and the singular shall include the plural in all cases where such meanings would be appropriate. This Plan shall be construed, governed, regulated, and administered according to the laws of the State of Virginia.

5.02 Employment. The Plan is not an employment contract. Participation in the Plan shall not give any Employee the right to be retained in the employ of the Corporation or its Subsidiaries, or upon dismissal or upon his voluntary termination of employment, to have any right, legal or equitable, under the Plan or any portion thereof, except as expressly granted by the Plan.

5.03 Non-alienability of Benefits. No benefit under the Plan shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge; and any attempt to anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void; and no such benefit shall in any manner be liable for or subject to the debts, liabilities, engagements, or torts of the person entitled to such benefit, except as specifically provided in the Plan or pursuant to a Qualified Domestic Relations Order as described in Code Section 414(p).

5.04 Facility of Payment. If any recipient of benefits is, in the judgment of the Corporation, legally incapable of personally receiving and giving a valid receipt for any payment due him under the Plan, the Corporation may, unless and until claims shall have been made by a duly appointed guardian or committee of such person, make such payment or any part thereof to such person’s spouse, children, or other legal entity deemed by the Corporation to have incurred expenses or assumed responsibility for the expenses of such person. Any payment so made shall be a complete discharge of any liability under the Plan for such payment.

5.05 Discretionary Payment of Benefits. In any instance in which the Corporation in its sole and uncontrolled discretion believes such action to be in the best interest of the party entitled to receive any payment provided by this Plan, or to be in the best interests of the Corporation, amounts payable in installments pursuant to the provisions of this Plan may be paid in a single lump sum, the amount of which shall be of Actuarial Equivalent Value to the benefits for which the lump sum is to be substituted. It is intended by this Section 5.05 to vest the Corporation with full discretion to administer this Plan and to determine when and under what circumstances deviations which accelerate payments are necessary, desirable, or appropriate; and the Corporation shall have full power to authorize such deviations as regards each payee separately.

5.06 Obligation to Pay Amounts Hereunder.

(a)	No trust fund, escrow account, or other segregation of assets need be established or made by the Corporation to guarantee, secure, or assure the payment of any amount payable hereunder. The Corporation’s obligation to make payments pursuant to this Plan shall constitute only a general contractual liability of the Corporation to individuals entitled to benefits hereunder and other actual or possible payees hereunder in accordance with the terms hereof. Payments hereunder shall be made only from such funds of the Corporation as it shall determine, and no individual entitled to benefits hereunder shall have any interest in any particular asset of the Corporation by reason of the existence of this Plan. It is expressly understood as a condition for receipt of any benefits under this Plan that the Corporation is not obligated to create a trust fund or escrow account, or to segregate any asset of the Corporation in any fashion.

(b)	The Corporation may, in its sole discretion, establish segregated funds, escrow accounts, or trust funds whose primary purpose would be for the provision of benefits under this Plan. If such funds or accounts are established, however, individuals entitled to benefits hereunder shall not have any identifiable interest in any such funds or accounts nor shall such individuals be entitled to any preference or priority with respect to the assets of such funds or accounts. These funds and accounts would still be available to judgment creditors of the Corporation and to all creditors in the event of the Corporation’s insolvency or bankruptcy.

(c)	A former Employee is not entitled to a benefit under this Plan to the extent that the liability for such benefit has been transferred to or assumed by a successor to all or any portion of the business of General Dynamics Corporation.

(d)	Except as otherwise provided by Section 4, if an Employee who is receiving or entitled to receive a benefit pursuant to the Plan is reemployed with General Dynamics Corporation or an affiliate of General Dynamics Corporation and, in connection with such reemployment, his Defined Benefit Plan benefit payment is suspended, his benefit under the Plan will be suspended for the same period. The Employee’s benefit under the Plan will recommence at the same time as his or her benefit under the Defined Benefit Plan and the amount of the benefit at recommencement will be adjusted in accordance with the provisions of the Plan to reflect any additional benefits earned and benefits previously paid.

5.07 Administration. To the extent consistent with the purposes and provisions of this Plan and as may be deemed necessary or advisable in the best judgment of the Corporation, the Plan shall be operated under the Administrative and General Provisions of the Defined Benefit Plans.

The Corporation shall make all determinations as to the right of any person to a benefit. Any denial by the Corporation of a claim for benefits under the Plan by a Participant shall be stated in writing by the Corporation and delivered or mailed to such individual. Such notice shall set forth the specific reasons for the denial, the specific reference to the provisions of the Plan on which the denial is based, a description of any additional material or information necessary to perfect the claim, an explanation of why such material or information is necessary, and the right to appeal a denial of the claim, for a full and fair review provided that a written request is made therefore within seventy-five (75) days after receipt of written notice of the denial of the claim, all in readily understandable language. Pertinent documents may be reviewed and issues and comments submitted in writing to the Corporation. If an appeal shall be made, the final decision shall be made within a period of sixty (60) days following receipt of the appeal, unless special circumstances require an extension of time for processing, in which case the decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of such appeal.

Unless otherwise provided by the Corporation, the Corporation’s Employee Benefit Appeals Committee shall rule in place of the Corporation and the Committee’s ruling shall be the final decision of the Corporation. Benefits shall be paid under the Plan only if the Corporation or Corporation’s Employee Benefit Appeals Committee in its sole discretion, determines that a Participant is entitled to them. There shall be no duplication of benefits between this Plan and its Appendices and any other plan or agreement with the Corporation or its Subsidiaries for the same period of service unless otherwise specifically stated in the Plan, Appendices or such other plan or agreement.

SECTION 6

AMENDMENT AND TERMINATION OF PLAN

6.01 Amendment. The Chairman of the Board of Directors of the Corporation reserves the right to modify or amend this Plan in whole or in part, effective as of any specified date; provided, however, that the Chairman shall have no authority to modify or amend the Plan with respect to the benefit provided by Section 3 to:

(a)	reduce any benefit accrued hereunder based on service and compensation to the date of amendment unless such action is necessary to prevent this Plan from being subject to any provision of Title I, Subtitle B, Parts 2, 3 or 4 of ERISA;

(b)	permit the accrual, holding or payment of actual shares of General Dynamics Corporation common stock under the Plan.

6.02 Termination.

(a)	The Chairman of the Board of Directors of the Corporation reserves the right to terminate this Plan, in whole or in part. This Plan shall be automatically terminated upon a dissolution of the Corporation (but not upon a merger, consolidation, reorganization, recapitalization, or acquisition of a controlling interest in the voting stock of the Corporation by another); upon the Corporation being legally adjudicated as bankrupt; upon the appointment of a receiver or trustee in bankruptcy with respect to the Corporation’s assets and business if such appointment is not set aside within ninety (90) days thereafter; or upon the making by the Corporation of an assignment for the benefit of creditors.

(b)	Upon termination of this Plan, no additional Employees shall become entitled to receive all benefits hereunder; all benefits accrued through the date of termination (calculated as if the date of such termination were the date on which the Employee’s employment ceased) will become non-forfeitable; no additional benefits shall be accrued hereunder for subsequent payment; and all benefits accrued to date shall be distributed to the Participants at the time and in the manner provided by this Plan.

6.03 Delegation. The Chairman of the Board of Directors of the Corporation may delegate his powers under this Section 6 by written delegation.

General Dynamics Corporation Supplemental Retirement Plan

Appendix A

(Defined Benefit Plans subject to the provisions of Section 3)

The following Defined Benefit Plans are subject to the provisions of Section 3. Where noted, the benefits related to the inclusion of these Defined Benefit Plans under this Plan provide supplemental benefits related to corporate acquisitions or, as applicable, supersede the applicability of the provisions of the indicated prior plan providing similar coverage and as such represent an amendment and restatement of such plan. Likewise, where noted, the provisions of Section 3 are modified to the extent specified in this Appendix.

Defined Benefit Plan	Modification and Effective Date

Retirement Plan for Salaried Employees	Effective Date: January 1, 1983.

Retirement Plan of the Resources Group Salaried Employees	Effective Date: January 1, 1983.

Retirement Plan for Management/Technical Employees of General Dynamics Advanced Technology Systems, Inc. (the Plan hereby supersedes the Lucent Technologies Inc. Non-Qualified Pension Plan)	Effective Date: October 1, 1997.

Retirement Plan for Non-Represented Employees of General Armament/Defense Systems (the Plan hereby supersedes the Martin Marietta Corporation Supplemental Excess Retirement Plan)	The benefit under Section 3.02 is determined taking into account post December 31, 1996 benefit service only. Effective Date: January 1, 1997.

Bath Iron Works Corporation Pension Plan for Salaried Employees	The benefit under Section 3.02 is determined taking into account post December 31, 1996 benefit service only. Effective Date: January 1, 1997.

Retirement Plan for General Dynamics Decision Systems, Inc. (the Plan hereby supersedes the Motorola Supplemental Pension Plan)	For Employees that participated and were vested in a benefit under the Motorola Elected Officers Supplementary Retirement Plan as of September 28, 2001 the benefit under Section 3.02 is determined taking into account post September 28, 2001 benefit service only. Effective Date: September 29, 2001.

Defined Benefit Plan	Modifications
Retirement Plan for General Dynamics Information Systems, Inc. (the Plan hereby supersedes the Ceridian Corporation Benefit Equalization Plan)	The benefit under Section 3.02 is determined taking into account compensation described in Section 3.02 and, in addition, any amount that would have otherwise been paid as base salary or bonus but for the Participant’s election pursuant to the Ceridian Corporation Deferred Compensation Plan. Effective Date: January 1, 1998.

Retirement Plan for General Dynamics Government Systems Corporation (the Plan hereby supersedes the GTE Excess Pension Plan)	The benefit under Section 3.02 is determined based on the normal form of payment. The benefit under Section 3.02 is determined taking into account compensation described in Section 3.02 and, in addition, certain forms of compensation not covered under the Defined Benefit Plan prior to 1995. Optional forms of payment are calculated independently of the Defined Benefit Plan but using the same adjustments as provided under that plan. Section 3.03 is modified to allow Participants to elect a different form of benefit under this Plan than under the Defined Benefit Plan. Effective Date: September 1, 1999.

Retirement Plan for Salaried Employees of GDLS Muskegon Operations	The benefit under Section 3.02 is determined taking into account post March 31, 1996 benefit service only. Effective Date: April 1, 1996.

NASSCO Retirement Plan (the Plan hereby supersedes the NASSCO Supplemental Retirement Plan)	Only Employees designated by National Steel and Shipbuilding Corporation shall be eligible for the benefit under Section 3.02. Effective Date: November 11, 1998.

Retirement Plan for Salaried Employees of General Dynamics Armament Systems–Saco Operations	The benefit under Section 3.02 is determined taking into account post December 31, 2000 benefit service only. Effective Date: January 1, 2001.

General Dynamics Salaried Retirement Plan	Effective Date: January 1, 2007.

General Dynamics Corporation Supplemental Retirement Plan

Appendix B

(Bath Iron Works Corporation)

B-1. Purpose, Superseding Provision. Effective January 1, 1997, the purpose of this Appendix B is to provide for certain benefit provisions for those Employees of Bath Iron Works Corporation (“Bath”) described below (the “Appendix B Employees”). This Appendix forms a part of the Plan to which it is attached and its terms shall supersede other provisions of the Plan to the extent such other provisions are inconsistent with this Appendix.

B-2. Covered Employees. An Appendix B Employee is an Employee who is a member of a select group of management or highly compensated employees of Bath and who is designated by the Corporation or Bath as an Appendix B Employee.

B-3. Amount, Form and Timing of Benefit. An Appendix B Employee shall be entitled to supplemental benefits in accordance with the provisions of this Appendix.

(1)	The amount of benefits payable to an Appendix B Employee who is a participant in the Bath Iron Works Corporation Supplemental Executive Retirement Program (Principal Officers, Tier I, and Tier II Employees) (the “Bath SERP”) as of December 31, 1996, shall be the greater of (a) the benefit payable to the Appendix B Employee under the provisions of the Bath SERF that such Appendix B Employee participates in (not taking account any reduction for amounts calculated under B-3(1)(b))or (b) the benefit determined in accordance with the provisions of Section 3 and Appendix A; provided that there shall be no duplication of benefits between this Plan and the Bath SERI’ for the same period of service. The benefit determined above shall be paid first from amounts established to pay for benefits under the Plan (up to the maximum amount determined under (b) above) with the remainder (if any) paid under the provisions of the Bath SERI).

(2)	The form and timing of benefits payable to an Appendix B Employee described in this B-3 (1) shall be determined under the provisions of the Bath SERP that the Appendix B Employee participates in.

(3)	The amount, form and timing of benefits payable to an Appendix B Employee who is not described in B-3 (1) shall be determined in accordance with the provisions of Section 3 and Appendix A.

(4)	Notwithstanding anything contained in this Appendix to the contrary, if an Appendix B Employee described in B-3 (1) commences his supplemental benefit prior to the commencement of benefits under the Defined Benefit Plan he participates in, he may elect to receive such benefit in the forms described under the Bath SERI’ provided that a lump sum form shall be available only if the Appendix B Employee elects the lump sum form option prior to such Appendix B Employee’s termination of employment. Any such benefit election made prior to the commencement of benefits under the Appendix B Employee Defined Benefit Plan shall not be changed based on any future election by an Appendix B Employee under the Defined Benefit Plan of which such Appendix B Employee is a member.

General Dynamics Corporation Supplemental Retirement Plan

Appendix D

(General Dynamics Government Systems Corporation)

D-1. Purpose, Superseding Provision. Effective September 1, 1999, the purpose of this Appendix D is to provide for certain provisions for those Employees of General Dynamics Government Systems Corporation (“GSC”) described below (the “Appendix D Employees”). This Appendix forms a part of the Plan to which it is attached and its terms shall supersede other provisions of the Plan to the extent such other provisions are inconsistent with this Appendix. This Appendix consists of two parts: (i) an ISEP Executive Minimum and (ii) an Executive Retired Life Insurance Plan (each a “Part” and collectively “Parts”). Both such Parts provide benefits for Employees covered by these provisions, benefits that are in addition to any benefits that may be provided under Section 3 of the Plan. An Appendix D Employee will participate under a Part or Parts based on the eligibility provisions of that Part.

D-2. Definitions. Capitalized terms in this Appendix not defined elsewhere an the Plan shall have the meaning assigned to them below.

(1)	“Administrator” shall mean the Corporation, or the person (including but not limited to GSC) to whom administrative duties are delegated to by the Corporation.

(2)	“Base Salary” shall mean the Appendix D Employee’s annual basic remuneration (exclusive of overtime, differentials, premiums and other similar types of payment, but inclusive of commissions and bonuses on account of sales when received by an Appendix D Employee pursuant to a written commitment of his or her employer).

(3)	“GSC Qualified Plan” means the Retirement Plan for General Dynamics Government Systems Corporation effective September 1, 1999.

(4)	“GTE Executive Life Insurance Plan” means the GTE Executive Life Insurance Plan effective January 1, 1979.

(5)	“Predecessor Company” shall mean, for periods prior to September 1, 1999, the GTE Government Systems Corporation and any Affiliate as defined by the GTE Government Systems Corporation Pension Plan for Salaried Employees at August 31, 1999.

ISEP Executive Minimum

D-3. Covered Employees. For purposes of this part, an Appendix D Employee is an Employee who is a member of a select group of management or highly compensated employees of GSC and who Separates as a Special Separatee under Section 9 of the GSC Qualified Plan prior to December 31, 2002, regardless of whether he is eligible to receive a Retirement Benefit under the GSC Qualified Plan.

D-4. Benefit. The benefit payable to an eligible Appendix D Employee under this Part shall be a single life annuity equal to the Actuarial Equivalent Value (as described in (3)(a) below) of the excess, if any, of (1) over (2) as follows:

(1)	The product of (a) times (b) as follows:

(a)	The Appendix D Employee’s annual rate of compensation as of the day immediately preceding the Appendix D Employee’s Separation Date, as defined in the GSC Qualified Plan, whereby the annual rate of compensation shall be determined by including only the types of remuneration included in determining Modified Average Annual Compensation under the GSC Qualified Plan, but for periods prior to September 1, 1999, without regard to awards from the Predecessor Company under the Management Incentive Plan, the International Team Incentive Program, and the GTE Investment Management Corporation Incentive Plan, times

(b)	The Payment Ratio (as described in (3)(b) below) for the Appendix D Employee; over

(2)	The ISEP Lump Sum as defined by Section 9 of the GSC Qualified Plan (plus the portion of such ISEP Lump Sum attributable to Appendix A), determined without regard to any reduction in the ISEP Lump Sum attributable to a failure to execute a Separation Agreement and General Release there under.

(3)	For purposes of this D-4, the following shall apply:

(a)	The Actuarial Equivalent Value shall be determined in the same manner as it is determined for purposes of calculating the ISEP Annuity under Section 9 of the GSC Qualified Plan.

(b)	The Payment Ratio shall be determined as follows based on the Appendix D Employee’s career band and Base Salary at termination:

Career Band	Base Salary Breakpoints	Payment Ratio
Tan	$80,000 or higher	50%
Orange	Less than $100,000	50%
Orange	$100,000 or higher	75%
Yellow	Less than $155,000	75%
Yellow	$155,000 or higher	100%

(4)	The amounts determined under D-4 shall be reduced to 50% of the amounts determined unless the Appendix D Employee (or, if applicable, the Appendix D Employee’s personal representative) executes a Separation Agreement and General Release pursuant to the requirements of Section 9 of the GSC Qualified Plan.

D-5. Timing of Benefit. An Appendix D Employee, surviving spouse or designated beneficiary who is entitled to an ISEP Executive Minimum benefit under this Part shall be paid such ISEP Executive Minimum benefit under this Part when benefits become due and payable to such person under the GSC Qualified Plan.

D-6. Form of Benefit. Any benefits payable pursuant to this Part shall be paid under the same conditions and restrictions as would apply to the benefits if they were provided by the GSC Qualified Plan at the time of retirement, subject to the following:

(1)	An Appendix D Employee shall have the right to elect to receive benefits under this Part in any one of the forms provided under the GSC Qualified Plan provided that an annuity option shall be available under this Part only if the Appendix D Employee elects the annuity payment option prior to such Appendix D Employee’s termination of employment.

(2)	Notwithstanding D-6 (1), if the Appendix D Employee is also entitled to a benefit pursuant to the provisions of Appendix A, then both the benefit attributable to Appendix A and the benefit attributable to this Part of Appendix D must be paid at the same time and under the same optional form.

(3)	If an Appendix D Employee elects to receive benefits under this Part in a form other than a single life annuity, the benefits shall be computed so as to be the Actuarial Equivalent of such benefits in the form of a single life annuity using the actuarial tables and interest rates then in effect under the GSC Qualified Plan.

Executive Retired Life Insurance Plan

D-7. Covered Employees. For purposes of this Part, an Appendix D Employee is an Employee of GSC who as of June 21, 1999, participated in the GTE Executive Retired Life Insurance Plan (the “ERLIP”) and whose combined age and years of service as of June 21, 1999, was at least 66 or who was otherwise within five years of eligibility for the ERLIP as of that date.

In order to be eligible to obtain benefits under this Part, an Appendix D Employee must retire pursuant to the terms of the GSC Qualified Plan, provided however that retirement with a deferred vested benefit shall not be deemed to satisfy this provision except in the case of a participant who terminates employment with GSC having attained age 60 with at least 10 years of service.

D-8. Benefit. A participant eligible to receive benefits under this Part shall receive non-contributory life insurance benefits under the following schedule:

Grandfathered Salary Grade at Termination	Insurance
15	1.0 x base salary
16	1.5 x base salary
17	2.0 x base salary
18	2.5 x base salary
19 and above	3.0 x base salary

The Administrator, in its sole discretion, may amend the above schedule.

Any Appendix D Employee who is demoted, downgraded, transferred or assigned to a position, whether or not such position is eligible to participate in this Part, may under extraordinary circumstances as determined by the Administrator, remain eligible to receive benefits based upon his highest salary grade and Base Salary while participating in this Part.

D-9. Timing of Benefit. An Appendix D Employee who satisfies the criteria in D-7 of this Part shall receive benefits only upon retirement pursuant to the terms of the GSC Qualified Plan. The benefits under this Part shall be in lieu of any other life insurance coverage provided for retired employees by GSC.

D-10. Form of Benefit. The benefit provided by this Part is in the form of non-contributory life insurance. However, an Appendix D Employee eligible to receive benefits under this Part may elect to convert all or part of this life insurance benefit to a supplementary retirement benefit as follows:

(1)	An Appendix D Employee may elect to receive a supplementary retirement benefit in any form then provided under the GSC Qualified Plan, or in two to thirty annual installments, or as otherwise may be approved by the Administrator. The supplementary retirement benefit shall be based upon the present value of the life insurance benefit defined in this Part, using the actuarial tables and interest rates then in effect for the GSC Qualified Plan.

(2)	In the event that an Appendix D Employee elects to receive a supplementary retirement benefit other than in the single life annuity form and/or other than at age 65, the amount of such benefits shall be actuarially adjusted using the actuarial table and interest rates then in effect for the GSC Qualified Plan.

(3)	If an Appendix D Employee elects to receive a supplementary retirement benefit in an installment form and dies prior to the payment of all installments, any unpaid installments shall be paid to the Appendix D Employee’s beneficiary or, in the absence of a designated beneficiary, to the Appendix D Employee’s estate. The designated beneficiary shall have the option to continue to receive annual payments for the period elected by the Appendix D Employee or to receive the unpaid installments in a lump sum. In the event that a lump sum is elected, the lump sum will be adjusted using the actuarial tables and interest rates then in effect for the GSC Qualified Plan.